Exhibit 99.1

MTN CAPITAL PARTNERS LLC

October 25, 2004

Mr. John H.F. Haskell, Jr.

Chairman of the Special Committee of the Board of Directors

Security Capital Corporation

Eight Greenwich Office Park, Third Floor

Greenwich, Connecticut  06831

Dear Mr. Haskell:

This letter sets forth the interest of MTN Capital Partners LLC (“MTN”) in acquiring all of the outstanding capital stock, including the Class A common stock, common stock, and preferred stock of Security Capital Corporation (“SCC”) through a corporation (the “Purchaser”) to be formed by MTN and its associated investors, at a price of $11.00 per share (the “Transaction”), payable in cash at the closing of the Transaction.

MTN is a New York-based merchant bank that focuses on acquiring middle-market companies in the manufacturing, distribution, and retail industries.

We are enthusiastic about the opportunity to pursue this Transaction and welcome the chance to provide you with this indication of interest.

The Purchaser will provide equity capital for the Transaction, as well as arrange appropriate financing which will consist of debt and equity capital.  We have initiated conversations with our financing sources and are confident in our ability to close this transaction expeditiously.  We expect to have financing commitments in place following the completion of our due diligence review.

As is customary for transactions of this type, our conditions for completing the purchase would include, among others:  (i) satisfactory completion of our due diligence review of SCC and its subsidiaries, (ii) the agreement of the majority stockholder of SCC and its affiliates, including Brian D. Fitzgerald, to vote their SCC shares in favor of the Transaction, (iii) arrangements for committed financing necessary to complete the transaction, and (iv) negotiation and execution of such definitive documentation in a form acceptable to us which would include, but not limited to, representations, warranties, covenants and indemnities that are usual and customary for a transaction of this type.

We look forward to the opportunity to proceed with you on this Transaction.

                                                                                                Very truly yours,

                                                                                                /s/ Oliver Trouveroy

                                                                                                Oliver Trouveroy

                                                                                                Managing Partner

                                                                                                MTN Capital Partners LLC

CC: Brian D. Fitzgerald

60 East 42nd Street, New York, NY 10165	Telephone: 212-400-2655 Fax: 212-661-1031